CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Third Quarter 2024 Results

Reports Record Quarterly Patient Volume

Houston, TX, November 5, 2024  – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the three and nine months ended September 30, 2024.

FINANCIAL HIGHLIGHTS

•
Adjusted EBITDA (1), a non-Generally Accepted Accounting Principles (“GAAP”) measure, was $21.1 million for the three months ended September 30, 2024 (“2024 Third Quarter”), an increase of $2.5 million from $18.6 million in the three months ended September 30, 2023 (“2023 Third Quarter”).

•
Operating Results (1), a non-GAAP measure, was $10.4 million in the 2024 Third Quarter, an increase of $1.1 million from $9.2 million in the 2023 Third Quarter. On a per share basis, Operating Results was $0.69 in the 2024 Third Quarter compared to $0.62 in the 2023 Third Quarter.

•
Net income attributable to USPH’s shareholders (“USPH Net Income”), a GAAP measure, was $6.6 million for the 2024 Third Quarter and earnings per share was $0.39. USPH Net Income and earnings per share included a charge of $2.5 million, net of $0.9 million tax, or $0.16 per share, associated with the closure of 32 clinics during the 2024 Third Quarter.  Excluding these clinic closure costs, USPH Net Income was $9.1 million (1) compared to $9.3 million (1) in the comparable prior year period while earnings per share was $0.55 (1) and $0.51 (1) over the same periods, respectively.

•	Total revenue from physical therapy operations for the 2024 Third Quarter increased $12.2 million, or 9.3%, to $142.7 million.
•
Net rate per patient visit for the 2024 Third Quarter increased to $105.65 from $102.37 for the 2023 Third Quarter, an increase of 3.2%, despite the 1.8% Medicare rate reduction which went into effect at the beginning of 2024. The increase in net rate per patient visit reflects the Company’s strategic priority of increasing reimbursement rates through contract negotiations with commercial and other payors as well as growth in workers compensation as a percent of the Company’s overall mix of business.

•
Average daily patient visits per clinic was 30.1 for the 2024 Third Quarter, a record-high for a third quarter, compared to 29.7 in the comparable prior year quarter. Total patient visits were 1,317,051 in the 2024 Third Quarter, a 6.0% increase from the 2023 Third Quarter.

•
Industrial injury prevention services (“IIP”) revenue was $25.3 million for the 2024 Third Quarter, an increase of 29.9% as compared to the 2023 Third Quarter.  IIP income was $5.6 million in the 2024 Third Quarter, an increase of $1.2 million, or 27.1%, from $4.4 million in the 2023 Third Quarter.

•
During the 2024 Third Quarter, the Company added 12 clinics and closed 32 clinics bringing its total owned and/or managed clinic count to 700 as of September 30, 2024.  Results for the 32 closed clinics are included in the 2024 Third Quarter results as they were mostly closed at the end of the quarter.  The closures optimize the Company’s portfolio to focus management’s efforts on growth initiatives and acquisition opportunities.

•
On August 31, 2024, the Company acquired a 70% equity interest in an eight-clinic practice with the practice owners retaining a 30% equity interest. The business currently generates $5.5 million in annual revenues.

•
On October 31, 2024, the Company acquired a 50% equity interest in a management services organization that provides management and administrative services to 50 physical therapy clinics with the owners retaining a 50% equity interest. Through its managed therapy providers, the Company currently generates approximately $64.0 million in annual revenue and approximately $12.0 million in annual EBITDA on a consolidated basis.

•	The Company’s Board of Directors declared a quarterly dividend of $0.44 per share payable on December 6, 2024, to shareholders of record on November 15, 2024.

(1)
These are Non-GAAP Measures. See pages 12 to 14 of this release for the definition and reconciliation of Adjusted EBITDA, Operating Results and other Non-GAAP measures to the most directly comparable GAAP measure.

MANAGEMENT’S COMMENTS

Chris Reading, Chief Executive Officer, said, “In any challenging environment, action is necessary to adjust one’s trajectory and our team has been taking action that will assist us in our path forward.  First, we have made a number of adjustments to our footprint in terms of very important larger additions, and reciprocally in paring assets that aren’t providing an adequate return but require resources and attention.  Next our operations team, along with our partners, have moved to make some subtle individual clinic adjustments that, while mostly minor in nature, aggregate to a significant amount across our current portfolio in excess of 700 clinics.  These efforts will primarily begin to bear fruit in the final quarter of this year.  Demand for our services remains at an all-time high with visits per clinic per day at record levels for any third quarter, and our IIP growth continues at a significant pace.  Finally, all of the work that has been done on rate support is now starting to show up and that will help us meaningfully along with our cost alignment as we close out the year and begin to implement our plans for 2025.”

U.S. Physical Therapy Press Release	Page 2
November 5, 2024

2024 THIRD QUARTER VERSUS 2023 THIRD QUARTER
Additional supplemental tables of financial and performance metrics are presented on page 15 of this release.

Physical Therapy Operations

	For the Three Months Ended		Variance
	September 30, 2024	September 30, 2023		$	%
	(In thousands, except percentages)
Revenue related to:
Mature Clinics (1)	$126,173	$120,612	$5,561		4.6%
Clinic additions (2)	11,337	3,585	7,752		*	(9)
Clinics sold or closed (3)	1,636	3,046	(1,410)		*	(9)
Net Patient Revenue	139,146	127,243	11,903		9.4%
Other (4)	3,568	3,278	290		8.8%
Total	142,714	130,521	12,193		9.3%
Operating costs (4)(7)	119,207	107,016	12,191		11.4%
Gross profit (7)	$23,507	$23,505	$2		0.0%

Financial and operating metrics (not in thousands):
Net rate per patient visit (1)	$105.65	$102.37	$3.28		3.2%
Patient visits (1)	1,317,051	1,242,954	74,097		6.0%
Average daily visits per clinic (1)	30.1	29.7	0.4		1.3%
Gross margin	16.5%	18.0%
Gross margin, excluding closure costs, Non-GAAP (6)(8)	18.9%	18.0%
Salaries and related costs per visit, clinics (5)	$62.47	$60.35	$2.12		3.5%
Operating costs per visit, clinics (5)(7)	$88.98	$84.49	$4.49		5.3%
Operating costs per visit, clinics, excluding closure costs (5)(6)	$86.37	$84.47	$1.90		2.2%

(1) See Glossary of Terms - Revenue Metrics for definitions.
(2) Includes 33 clinics added during the nine months ended September 30, 2024 and 46 clinic added during the year ended December 31, 2023.
(3) Includes 43 clinics closed during the nine months ended September 30, 2024 and 15 clinics closed during the year ended December 31, 2023.
(4) Includes revenues and costs from management contracts.
(5) Per visit costs excludes management contract costs.
(6) Excludes $3.4 million of costs associated with the closure of 32 clinics during the 2024 Third Quarter.
(7) Includes $3.4 million of costs associated with the closure of 32 clinics during the 2024 Third Quarter.
(8) Refer to reconciliation of non-GAAP measures to most comparable GAAP measures for more information.
(9) Not meaningful.

Net revenue from physical therapy operations increased $12.2 million, or 9.3%, to $142.7 million for the 2024 Third Quarter from $130.5 million for the 2023 Third Quarter.  This increase was due to the increase in visits from the 21 net clinics added since the comparable prior year period, a 2.4% increase in visits at mature clinics and an increase in net rate per patient visit.  The increase in net rate per patient visit was mainly driven by higher reimbursement rates from commercial and other payors as a result of contract negotiations and an increase in workers compensation as a percent of the Company’s total net patient revenues.

Operating costs from physical therapy operations increased $12.2 million, or 11.4%, to $119.2 million in the 2024 Third Quarter from $107.0 million in the 2023 Third Quarter primarily driven by the 21 net new clinics added since the comparable prior year period and $3.4 million of costs associated with the closure of 32 clinics during the 2024 Third Quarter.  Excluding the clinic closure costs, operating costs increased 8.2% (1). Salaries and related costs per visit was $62.47 in the 2024 Third Quarter compared to $60.35 in the 2023 Third Quarter while total operating costs per visit was $88.98 compared to $84.49 over the same periods, respectively. Excluding the clinic closure costs, operating costs per visit was $86.37 in the 2024 Third Quarter.

Gross profit from physical therapy operations in the 2024 Third Quarter was $23.5 million with a gross profit margin of 16.5%.  Excluding closure costs, gross profit from physical therapy operations was $26.9 million (1), an increase of $3.4 million, or 14.5%, over the 2023 Third Quarter, and the gross profit margin from physical therapy operations was 18.9% (1) in the 2024 Third Quarter, an increase of 90 basis points from 18.0% in the 2023 Third Quarter.

(1) These are Non-GAAP Measures. Refer to reconciliation of non-GAAP measures to most comparable GAAP measures for more information

U.S. Physical Therapy Press Release	Page 3
November 5, 2024

Industrial Injury Prevention Services
	For the Three Months Ended		Variance
	September 30, 2024	September 30, 2023		$	%
	(In thousands, except percentages)
Net revenue	$25,319	$19,486	$5,833		29.9%
Operating costs	19,695	15,062	4,633		30.8%
Gross profit	$5,624	$4,424	$1,200		27.1%

Gross margin	22.2%	22.7%

IIP revenues increased $5.8 million, or 29.9%, to $25.3 million for the 2024 Third Quarter as compared to $19.5 million for the 2023 Third Quarter. Excluding the Company’s IIP acquisitions during the years 2023 and 2024, IIP revenues increased 12.9%.  Gross profit from IIP operations in the 2024 Third Quarter increased $1.2 million, or 27.1%, to $5.6 million from $4.4 million in the 2023 Third Quarter. Excluding the Company’s IIP acquisitions during the years 2023 and 2024, IIP gross profit increased 13.2%. The gross profit margin from IIP operations was 22.2% in the 2024 Third Quarter compared to 22.7% in the 2023 Third Quarter.
Corporate Office and Other Expenses

Corporate office costs were $14.4 million, or 8.6% of net revenue, in the 2024 Third Quarter compared to $12.0 million, or 8.0% of revenue in the 2023 Third Quarter.

Operating income was $14.7 million for the 2024 Third Quarter compared to $15.9 million for the 2023 Third Quarter.  Excluding the clinic closure costs, operating income was $18.2 million (1) in the 2024 Third Quarter.

Interest expense decreased $0.1 million to $2.0 million for the 2024 Third Quarter compared to $2.1 million in the 2023 Third Quarter due to a lower outstanding balance on our term loan. The interest rate on the Company’s credit facility was 4.7% for the 2024 Third Quarter and 4.9% for the 2023 Third Quarter, with an all-in effective interest rate, including all associated costs of 5.4% and 5.6% over the same periods, respectively.
Interest income from investing excess cash (primarily proceeds from the secondary offering sale of the Company’s stock completed in May 2023) in a high-yield savings account decreased to $1.0 million during the 2024 Third Quarter from $1.7 million in the 2023 Third Quarter as a result of the Company’s lower cash balance in the 2024 Third Quarter, due to cash used for acquisitions since the comparable prior year period.
The Company revalued contingent and put-right liabilities related to certain acquisitions and recognized a net non-cash expense (an increase in the related liabilities) of $1.7 million in the 2024 Third Quarter.
The provision for income taxes was $2.6 million in the 2024 Third Quarter compared to $3.6 million during the 2023 Third Quarter while the effective tax rate was 27.9% and 27.8% over the same periods, respectively.

(1) These are Non-GAAP Measures. Refer to reconciliation of non-GAAP measures to most comparable GAAP measures for more information.

USPH Net Income and Non-GAAP Measures

Net income attributable to non-controlling interest (temporary and permanent) was $3.1 million in the 2024 Third Quarter compared to $3.0 million in the 2023 Third Quarter.

USPH Net Income was $6.6 million for the 2024 Third Quarter. In accordance with GAAP, the revaluation of redeemable non-controlling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share. Earnings per share for the 2024 Third Quarter was $0.39.  USPH Net Income and earnings per share included a charge of $2.5 million, net of $1.0 million tax, or $0.16 per share, associated with the closure of 32 clinics during the 2024 Third Quarter.  Excluding the clinic closure costs, USPH Net Income was $9.1 million (1) compared to $9.3 million (1) in the comparable prior year period while earnings per share was $0.55 (1) and $0.51 (1) over the same periods, respectively.
Non-GAAP Adjusted EBITDA (1) was $21.1 million for the 2024 Third Quarter, an increase of $2.5 million, from $18.6 million for the 2023 Third Quarter.  Non-GAAP Operating Results (1) was $10.4 million, or $0.69 per share, in the 2024 Third Quarter, an increase of $1.1 million, or $0.07 per share, as compared to $9.2 million, or $0.62 per share, in the 2023 Third Quarter.

(1)
These are Non-GAAP Measures. See pages 12 to 14 of this release for the definition and reconciliation of Adjusted EBITDA, Operating Results and other Non-GAAP measures to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release	Page 4
November 5, 2024

NINE MONTHS ENDED SEPTEMBER 30, 2024 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 2023

Total net revenue for the nine months ended September 30, 2024 (“2024 Nine Months”) increased $40.9 million, or 9.1%, to $490.9 million from $450.0 million for the nine months ended September 30, 2023 (“2023 Nine Months”) while operating costs increased $40.5 million, or 11.3%, to $399.5 million from $359.0 million over the same periods, respectively. Gross profit, which included $4.1 million of costs associated with the 43 clinic closures, was $91.4 million, or 18.6% of net revenue, during the 2024 Nine Months compared to $91.0 million, or 20.2% of net revenue, for the 2023 Nine Months. Excluding the clinic closure costs, gross profit for the 2024 Nine Months was $95.5 million (1), or 19.5% of net revenue (1), compared to $91.2 million (1), or 20.3% of net revenue (1), for the 2023 Nine Months.

Revenues from physical therapy operations increased $28.7 million, or 7.3%, to $420.6 million in the 2024 Nine Months compared to $391.9 million in the 2023 Nine Months. This increase was primarily due to the increase in volume from the 21 net clinics added since the comparable prior year period as well as an increase in net rate per patient visit to $104.71 for 2024 Nine Months from $102.50 for 2023 Nine Months. Gross profit from physical therapy operations, which included $4.1 million of costs associated with the 43 clinic closures, was $76.4 million, or 18.2% of net revenue, for the 2024 Nine Months compared to $78.8 million, or 20.1% of net revenue, for the 2023 Nine Months. Excluding the clinic closure costs, physical therapy gross profit was $80.5 million (1), or 19.1% of net revenue (1), in the 2024 Nine Months compared to $79.0 million (1), or 20.2% of net revenue (1), in the 2023 Nine Months.

Revenues from IIP increased $12.2 million, or 21.0%, to $70.3 million for the 2024 Nine Months from $58.1 million for the 2023 Nine Months. Gross profit from IIP operations increased $2.9 million, or 23.5%, to $15.0 million for the 2024 Nine Months from $12.2 million for the 2023 Nine Months while the gross profit margin from IIP operations increased to 21.4% for the 2024 Nine Months from 21.0% for the 2023 Nine Months.

Corporate office costs were $42.7 million, or 8.7% of net revenue, in the 2024 Nine Months, compared to $38.1 million, or 8.5% of net revenue, in the 2023 Nine Months.

Operating income was $48.7 million for the 2024 Nine Months compared to $52.9 million for the 2023 Nine Months. Excluding the clinic closure costs, operating income was $52.8 million (1) in the 2024 Nine Months.

Other expenses were $6.8 million in the 2024 Nine Months compared to $3.7 million in the 2023 Nine Months, with the increase primarily due to increased net expense related to the fair value adjustments of certain contingent earn-out consideration and a put liability partially offset by lower interest expense as a result of lower outstanding borrowings and higher interest income from investing excess cash associated with proceeds from the Company’s secondary offering completed in May 2023.
The provision for income tax was $8.8 million for the 2024 Nine Months and $10.8 million for the 2023 Nine Months while the effective tax rate was 28.4% and 28.1% over the same periods, respectively.

USPH Net Income was $22.2 million for the 2024 Nine Months as compared to $27.6 million for the 2023 Nine Months while earnings per share was $1.32 for the 2024 Nine Months compared to $1.72 for the 2023 Nine Months. USPH Net Income and earnings per share included a charge of $2.9 million, net of $1.2 million tax, or $0.20 per share, associated with the closure of 43 clinics during the 2024 Nine Months. Excluding the clinic closure costs, USPH Net Income was $25.1 million (1) compared to $27.7 million (1) in the comparable period while earnings per share was $1.52 (1) and $1.73 (1) over the same periods, respectively.
Non-GAAP Adjusted EBITDA (1) increased $1.1 million to $60.0 million for the 2024 Nine Months from $58.9 million in the 2023 Nine Months while non-GAAP Operating Results (1) increased $1.7 million to $29.2 million, or $1.94 per share, in the 2024 Nine Months from $27.5 million, or $1.97 per share, in the 2023 Nine Months.

For additional information on 2024 Nine Months results, please refer to the Company’s Quarterly Report on Form 10-Q which is expected to be filed with the Securities and Exchange Commission on November 8, 2024.

(1)
These are Non-GAAP Measures. See pages 12 to 14 of this release for the definition and reconciliation of Adjusted EBITDA, Operating Results and other Non-GAAP measures to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release	Page 5
November 5, 2024

BALANCE SHEET AND CASH FLOW

Total cash and cash equivalents were $117.0 million as of September 30, 2024, compared to $152.8 million at December 31, 2023, with the decrease primarily related to cash used for acquisitions during 2024.  Additionally, the Company had $140.6 million of outstanding borrowings and $175.0 million in available credit under its credit facilities as of September 30, 2024, compared to $144.4 million of outstanding borrowings and $175.0 million in available credit under its credit facilities as of December 31, 2023.

RECENT ACQUISITIONS

On August 31, 2024, the Company acquired a 70% equity interest in an eight-clinic practice with the practice owners retaining 30% equity interest.  The business currently generates $5.5 million in annual revenues.
On October 31, 2024, the Company acquired a 50% equity interest in a management services organization that provides management and administrative services to 50 physical therapy clinics with the owners retaining a 50% equity interest.  Through its managed therapy providers, the Company currently generates approximately $64.0 million in annual revenue and approximately $12.0 million in annual EBITDA on a consolidated basis.

The Company’s strategy is to continue acquiring multi-clinic outpatient physical therapy practices, to develop outpatient physical therapy clinics as satellites in existing partnerships and to continue acquiring companies that provide industrial injury prevention services.

QUARTERLY DIVIDEND

The Company’s Board of Directors declared a quarterly dividend of $0.44 per share payable on December 6, 2024, to shareholders of record on November 15, 2024.
CONFERENCE CALL INFORMATION

U.S. Physical Therapy’s management will host a conference call at 10:30 a.m. ET / 9:30 a.m. CT, on November 6, 2024, to discuss the Company’s financial results for the third quarter ended September 30, 2024. Interested parties may participate in the call by dialing (800) 245-3047 (Primary) or (203) 518-9765 (Alternate) and conference ID of USPHQ324. Please call approximately 10 minutes before the call is scheduled to begin. To listen to the live call, go to the Company’s website at  www.usph.com at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, a playback of the conference call can be accessed until February 4, 2025, at the Company’s website.

U.S. Physical Therapy Press Release	Page 6
November 5, 2024

FORWARD LOOKING STATEMENTS

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	the impact of future public health crises and epidemics/pandemics, such as was the case with the novel strain of COVID-19 and its variants;
•	one of our acquisition agreements contains a put right related to a future purchase of a majority interest in a separate company;
•	the impact of future vaccinations and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
•	our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing and our ability to operate our business;
•	changes as the result of government enacted national healthcare reform;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	revenue and earnings expectations;
•	contingent consideration provisions in certain our acquisition agreements, the value of which may impact future financial results;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions, including but not limited to inflationary and recessionary periods;
•
actual or perceived events involving banking volatility or limited liability, defaults or other adverse developments that affect the U.S. or international financial systems, may result in market wide liquidity problems which could have a material and adverse impact on our available cash and results of operations;

•	our business depends on hiring, training, and retaining qualified employees;
•	availability and cost of qualified physical therapists;
•
competitive environment in the industrial injury prevention services business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	our ability to identify and complete acquisitions, and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks and preserve data privacy;
•
a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act, or may interfere with our ability to file and process claims for payment which could interfere with our collection of revenues from third party payors;

• maintaining clients for which we perform management, IIP services, and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;
•	enforcing our noncompetition covenants with employed therapists;
•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. For additional information regarding these and other risks and uncertainties, that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on February 29, 2024 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

U.S. Physical Therapy Press Release	Page 7
November 5, 2024

GLOSSARY OF TERMS – REVENUE METRICS

Mature clinics are clinics opened or acquired prior to January 1, 2023, and are still operating as of the balance sheet date.

Net rate per patient visit is net patient revenue related to our physical therapy operations divided by total number of patient visits (defined below) during the periods presented.

Patient visits is the number of unique patient visits during the periods presented.

Average daily visits per clinic is patient visits divided by the number of days in which normal business operations were conducted during the periods presented and further divided by the average number of clinics in operation during the periods presented.

ABOUT U.S. PHYSICAL THERAPY, INC.

Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 750 outpatient physical therapy clinics in 43 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 8
November 5, 2024
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Net patient revenue	$139,146	$127,243	$410,492	$383,104
Other revenue	28,887	22,764	80,406	66,897
Net revenue	168,033	150,007	490,898	450,001
Operating cost:
Salaries and related costs	99,835	89,846	289,900	262,757
Rent, supplies, contract labor and other	33,914	30,678	100,430	91,490
Provision for credit losses	1,721	1,525	5,065	4,600
Clinic closure costs - lease and other	3,432	29	4,109	161
Total operating cost	138,902	122,078	399,504	359,008

Gross profit	29,131	27,929	91,394	90,993

Corporate office costs	14,385	12,048	42,719	38,052
Operating income	14,746	15,881	48,675	52,941

Other income (expense):
Interest expense, debt and other	(2,018)	(2,101)	(5,966)	(7,293)
Interest income from investments	1,018	1,673	3,635	2,191
Change in fair value of contingent earn-out consideration	(1,899)	187	(5,332)	197
Change in revaluation of put-right liability	168	(145)	(136)	(344)
Equity in earnings of unconsolidated affiliate	231	206	750	806
Relief Funds	-	-	-	467
Other	90	78	261	305
Total other income (expense)	(2,410)	(102)	(6,788)	(3,671)

Income before taxes	12,336	15,779	41,887	49,270

Provision for income taxes	2,559	3,557	8,781	10,757
Net income	9,777	12,222	33,106	38,513

Less: Net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(1,998)	(1,976)	(7,539)	(7,616)
Non-controlling interest - permanent equity	(1,151)	(992)	(3,387)	(3,314)
	(3,149)	(2,968)	(10,926)	(10,930)

Net income attributable to USPH shareholders	$6,628	$9,254	$22,180	$27,583

Basic and diluted earnings per share attributable to USPH shareholders (1)	$0.39	$0.51	$1.32	$1.72

Shares used in computation - basic and diluted	15,077	14,987	15,055	13,918

Dividends declared per common share	$0.44	$0.43	$1.32	$1.29

(1) See page 13 of this press release for the calculation of basic and diluted earnings per share.

U.S. Physical Therapy Press Release	Page 9
November 5, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Net income	$9,777	$12,222	$33,106	$38,513
Other comprehensive (loss) gain:
Unrealized (loss) gain on cash flow hedge	(3,687)	1,276	(1,937)	2,340
Tax effect at statutory rate (federal and state)	942	(326)	495	(598)
Comprehensive income	$7,032	$13,172	$31,664	$40,255

Comprehensive income attributable to non-controlling interest	(3,149)	(2,968)	(10,926)	(10,930)
Comprehensive income attributable to USPH shareholders	$3,883	$10,204	$20,738	$29,325

U.S. Physical Therapy Press Release	Page 10
November 5, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

	September 30, 2024	December 31, 2023
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$116,959	$152,825
Patient accounts receivable, less provision for credit losses of $3,443 and $2,736, respectively	57,022	51,866
Accounts receivable - other	20,056	17,854
Other current assets	10,833	10,830
Total current assets	204,870	233,375
Fixed assets:
Furniture and equipment	66,782	63,982
Leasehold improvements	48,385	46,941
Fixed assets, gross	115,167	110,923
Less accumulated depreciation and amortization	(88,602)	(84,821)
Fixed assets, net	26,565	26,102
Operating lease right-of-use assets	103,938	103,431
Investment in unconsolidated affiliate	12,168	12,256
Goodwill	554,642	509,571
Other identifiable intangible assets, net	124,309	109,682
Other assets	2,699	2,821
Total assets	$1,029,191	$997,238

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$6,361	$3,898
Accrued expenses	64,506	55,344
Current portion of operating lease liabilities	34,828	35,252
Current portion of term loan and notes payable	9,605	7,691
Total current liabilities	115,300	102,185
Notes payable, net of current portion	534	1,289
Term loan, net of current portion and deferred financing costs	132,382	137,702
Deferred taxes	24,913	24,815
Operating lease liabilities, net of current portion	77,001	76,653
Other long-term liabilities	8,343	2,356
Total liabilities	358,473	345,000

Redeemable non-controlling interest - temporary equity	186,602	174,828

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
17,291,366 and 17,202,291 shares issued, respectively	172	172
Additional paid-in capital	287,002	281,096
Accumulated other comprehensive gain	1,339	2,782
Retained earnings	225,873	223,772
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	482,758	476,194
Non-controlling interest - permanent equity	1,358	1,216
Total USPH shareholders' equity and non-controlling interest - permanent equity	484,116	477,410
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$1,029,191	$997,238

U.S. Physical Therapy Press Release	Page 11
November 5, 2024
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	For the Nine Months Ended
	September 30, 2024	September 30, 2023
OPERATING ACTIVITIES
Net income including non-controlling interest	$33,106	$38,513
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	12,996	11,582
Provision for credit losses	5,065	4,600
Equity-based awards compensation expense	5,837	5,451
Amortization of debt issue costs	317	315
Change in deferred income taxes	605	5,393
Change in revaluation of put-right liability	136	344
Change in fair value of contingent earn-out consideration	5,332	(197)
Equity of earnings in unconsolidated affiliate	(750)	(806)
Other
Loss (gain) on sale of fixed assets	280	(106)
Others	(169)	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(8,870)	(5,415)
Increase in accounts receivable - other	(960)	(1,631)
(Increase) decrease in other current and long term assets	(1,808)	2,489
Increase (decrease) in accounts payable and accrued expenses	5,003	(5,609)
(Decrease) increase in other long-term liabilities	(589)	220
Net cash provided by operating activities	55,531	55,143

INVESTING ACTIVITIES
Purchase of fixed assets	(6,697)	(7,074)
Purchase of majority interest in businesses, net of cash acquired	(41,196)	(22,994)
Purchase of redeemable non-controlling interest, temporary equity	(6,957)	(7,804)
Purchase of non controlling interest, permanent equity	(756)	(262)
Proceeds on sale of redeemable non-controlling interest, temporary equity	229	815
Proceeds on sale of non-controlling interest, permanent equity	26	30
Distributions from unconsolidated affiliate	838	681
Other	(84)	7
Net cash used in investing activities	(54,597)	(36,601)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(19,898)	(17,683)
Distributions to non-controlling interest, permanent and temporary equity	(11,399)	(11,777)
Principal payments on notes payable	(1,726)	(2,874)
Payments on term loan	(3,750)	(2,813)
Payments on revolving facility	-	(55,000)
Proceeds from issuance of common stock pursuant to the secondary public offering, net of issuance costs	-	163,646
Proceeds from revolving facility	-	24,000
Other	(27)	50
Net cash (used in) provided by financing activities	(36,800)	97,549

Net (decrease) increase in cash and cash equivalents	(35,866)	116,091
Cash and cash equivalents - beginning of period	152,825	31,594
Cash and cash equivalents - end of period	$116,959	$147,685

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$5,759	$2,731
Interest paid	5,630	6,992
Non-cash investing and financing transactions during the period:
Purchase of interest in businesses - seller financing portion	7,395	1,860
Initial contingent consideration related to purchase of interest of businesses	5,940	200
Offset of notes receivable associated with purchase of redeemable non-controlling interest	627	-
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	66	1,017
Notes payable related to purchase of non-controlling interest, permanent equity	-	200
Notes receivable related to sale of redeemable non-controlling interest, temporary equity	2,075	3,064
Notes receivable related to the sale of non-controlling interest, permanent equity	$282	$397

U.S. Physical Therapy Press Release	Page 12
November 5, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND OPERATING RESULTS

The following tables provide details of the basic and diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Adjusted EBITDA, Operating Results and other non-GAAP measures. Management believes providing Adjusted EBITDA, Operating Results, and other non-GAAP measures to investors is useful information for comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures. Management uses Adjusted EBITDA, Operating Results and other non-GAAP measures, which eliminate certain items described above that can be subject to volatility and unusual costs, as the principal measures to evaluate and monitor financial performance period over period.

Adjusted EBITDA, a non-GAAP measure, is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, change in fair value of contingent earn-out consideration, payments received from the federal government under the Corona virus Aid, Relief and Economic Security Act (“Relief Funds”), changes in revaluation of put-right liability, equity-based awards compensation expense, clinic closure costs, business acquisition related costs and other income and related portions for non-controlling interests.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders less, changes in revaluation of a put-right liability, Relief Funds, clinic closure costs, changes in fair value of contingent earn-out consideration, business acquisition related costs and any allocations to non-controlling interests, all net of taxes. Operating Results per share also excludes the impact of the revaluation of redeemable non-controlling interest and the associated tax impact.

Adjusted EBITDA, Operating Results and other non-GAAP measures are not measures of financial performance under GAAP. Adjusted EBITDA, Operating Results and other non-GAAP measures should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 13
November 5, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA, OPERATING RESULTS AND EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	(In thousands, except per share data)
Adjusted EBITDA (a non-GAAP measure)
Net income attributable to USPH shareholders	$6,628	$9,254	$22,180	$27,583
Adjustments:
Provision for income taxes	2,559	3,557	8,781	10,757
Depreciation and amortization	4,387	3,966	12,996	11,582
Interest expense, debt and other, net	2,018	2,101	5,966	7,293
Equity-based awards compensation expense	1,921	1,859	5,837	5,451
Interest income from investments	(1,018)	(1,673)	(3,635)	(2,191)
Change in revaluation of put-right liability	(168)	(187)	136	(197)
Change in fair value of contingent earn-out consideration	1,899	145	5,332	344
Relief Funds	-	-	-	(467)
Clinic closure costs (1)	3,432	29	4,109	161
Business acquisition related costs (2)	314	-	314	-
Other income	(90)	(78)	(261)	(305)
Allocation to non-controlling interests	(811)	(361)	(1,789)	(1,138)
	$21,071	$18,612	$59,966	$58,873

Operating Results (a non-GAAP measure)
Net income attributable to USPH shareholders	$6,628	$9,254	$22,180	$27,583
Adjustments:
Change in fair value of contingent earn-out consideration	1,899	145	5,332	344
Change in revaluation of put-right liability	(168)	(187)	136	(197)
Clinic closure costs (1)	3,432	29	4,109	161
Business acquisition related costs (2)	314	-	314	-
Relief Funds	-	-		(467)
Allocation to non-controlling interests	(429)	(3)	(513)	(19)
Tax effect at statutory rate (federal and state)	(1,290)	4	(2,396)	46
	$10,386	$9,242	$29,162	$27,451

Operating Results per share (a non-GAAP measure)	$0.69	$0.62	$1.94	$1.97

Earnings per share
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$6,628	$9,254	$22,180	$27,583
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(1,097)	(2,242)	(3,158)	(4,988)
Tax effect at statutory rate (federal and state)	280	573	807	1,274
	$5,811	$7,585	$19,829	$23,869

Earnings per share (basic and diluted)	$0.39	$0.51	$1.32	$1.72

Shares used in computation - basic and diluted	15,077	14,987	15,055	13,918

(1) Costs associated with the closure of 32 clinics during the 2024 Third Quarter and 43 clinics during the 2024 Nine Months.  Closure costs in the 2023 Third Quarter and 2023 Nine Months were not material.

(2) Primarily consists of legal and consulting expenses related to the acquisition of 50% equity interest in a management services organization that provides management and administrative services to 50 physical therapy clinics.

U.S. Physical Therapy Press Release	Page 14
November 5, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

	For the Three Months Ended
	September 30, 2024			September 30, 2023
	As Reported (GAAP)	Closure Costs (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Closure Costs (1)	As Adjusted (Non-GAAP)
	(in thousands, except per share data, and percentages)
Operating costs	$138,902	$(3,432)	$135,470	$122,078	$(29)	$122,049
Gross profit	29,131	3,432	32,563	27,929	29	27,958
Gross margin	17.3%	*	19.4%	18.6%	*	18.6%
Operating income	14,746	3,432	18,178	15,881	29	15,910
Provision for taxes	2,559	(958)	1,601	3,557	(8)	3,549
USPH Net Income	6,628	2,474	9,102	9,254	21	9,275
Earnings per share	$0.39	0.16	$0.55	$0.51	-	$0.51

Segment information - Physical Therapy Operations
Operating costs	$119,207	(3,432)	115,775	$107,016	(29)	106,987
Gross profit	23,507	3,432	26,939	23,505	29	23,534
Gross margin	16.5%	*	18.9%	18.0%	*	18.0%

	For the Nine Months Ended
	September 30, 2024			September 30, 2023
	As Reported (GAAP)	Closure Costs (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Closure Costs (1)	As Adjusted (Non-GAAP)
	(in thousands, except per share data, and percentages)
Operating costs	$399,504	$(4,109)	$395,395	$359,008	$(161)	$358,847
Gross profit	91,394	4,109	95,503	90,993	161	91,154
Gross margin	18.6%	*	19.5%	20.2%	*	20.3%
Operating income	48,675	4,109	52,784	52,941	161	53,102
Provision for taxes	8,781	(1,167)	7,614	10,757	(45)	10,712
USPH Net Income	22,180	2,942	25,122	27,583	116	27,699
Earnings per share	$1.32	0.20	$1.52	$1.72	0.01	$1.73

Segment information - Physical Therapy Operations
Operating costs	$344,270	(4,109)	340,161	$313,104	(161)	312,943
Gross profit	76,355	4,109	80,464	78,815	161	78,976
Gross margin	18.2%	*	19.1%	20.1%	*	20.2%

(1)
Costs associated with the closure of 32 and 43 clinics during the 2024 Third Quarter and 2024 Nine Months, respectively.  Closure costs for the comparable prior year periods were not material.  We believe that presenting this information will allow investors to evaluate the performance of the Company's business more objectively.

*     Not meaningful

U.S. Physical Therapy Press Release	Page 15
November 5, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL AND PERFORMANCE METRICS

Revenue Metrics
	Number of Clinics (2)		Net Rate Per Patient Visit (1)		Patient Visits (1)		Average Daily Visits Per Clinic (1)
	2024	2023	2024	2023	2024	2023	2024	2023
First Quarter	679	647	$103.37	$103.12	1,268,002	1,227,490	29.5	29.8
Second quarter	681	656	$105.05	$102.03	1,335,335	1,267,140	30.6	30.4
Third quarter	661	672	$105.65	$102.37	1,317,051	1,242,954	30.1	29.7
Fourth quarter		671		$103.68		1,267,842		29.9
Year		671		$102.80		5,005,426		30.0

(1)	See definition of the metrics above in the Glossary of Terms – Revenue Metrics on page 7.
(2)
The Company also manages clinics owned by third parties through management contracts. In addition to the clinic count shown above, as of September 30, 2024, the Company managed 39 clinics bringing the total owned/managed clinics to 700.

Clinic Count Roll Forward (1)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Number of clinics, beginning of period	681	656	671	640
Additions (2)	12	19	33	40
Closed or sold	(32)	(3)	(43)	(8)
Number of clinics, end of period	661	672	661	672

(1)
The Company also manages clinics owned by third parties through management contracts. In addition to the clinic count shown above, as of September 30, 2024, the Company managed 39 clinics bringing the total owned/managed clinics to 700.

(2)	Includes clinics added through acquisitions.